                                                                        EXHIBIT 3.1

RESTATEMENT

OF

THE ARTICLES OF INCORPORATION

OF

FIRST GUARANTY BANSCHARES, INC.

First Guaranty Bancshares, Inc, a Louisiana corporation (“the corporation” or “this corporation”), through its undersigned President and by authority of its Board of Directors, hereby certifies that:

FIRST:  These Restated Articles of Incorporation of the corporation set forth in the FOURTH paragraph below accurately copies the articles of incorporation of the corporation and all amendments thereto in effect at the date of this Restatement of the Articles of Incorporation of First Guaranty Bancshares, Inc. (“this Restatement”), without substantive change.

SECOND:  The corporation was organized by Articles of Incorporation duly executed and acknowledged, on November 5, 2003, and the date of this Restatement is July 27, 2007.

THIRD:  This Restatement has been executed, acknowledged and filed in the manner provided for restated articles in La. Rev. Stat. 12:34, and shall be effective when filed with the Secretary of State of Louisiana as of the date and, if endorsed hereon, the hour of filing.

FOURTH:  The Restated Articles of Incorporation of the corporation shall read in their entirety as follows:

RESTATED ARTICLES OF INCORPORATION
OF
FIRST GUARANTY BANCSHARES, INC.

ARTICLE I

The name of the corporation is First Guaranty Bancshares, Inc.

ARTICLE II

The corporation is organized to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law.

ARTICLE III

Section 1.                                Authorized Shares.  The authorized capital stock of the corporation shall consist of (a) 100,600,000 shares of $1.00 par value common stock, and (b) 100,000 shares of $1,000.00 par value preferred stock.

Section 2.                                Common Shares.  All authorized common shares shall have equal privileges, restrictions, and rights, including voting rights.

Section 3.                                Preferred Shares.  The Board of Directors has the authority to amend the Articles of Incorporation to fix the preferences, limitations, and relative rights of the preferred shares, and to establish, and fix variations and relative rights and preferences as between, series of preferred shares.  The aforesaid authority of the Board of Directors shall include specifically, but not by way of limitation, the authority to amend the Articles of Incorporation to specify the following as to any one or more series of preferred shares:

(a)  the number of shares that shall constitute any such series and whether the aforesaid number of shares may be increased or decreased by action of the
    Board of Directors;

(b)  whether the shares of any such series shall be convertible into shares of any other class or classes, or into shares of any other series of the same class;

(c)  the price or prices, or the rate or rates, of conversion if the Board determines that the shares of any such series shall be convertible;

(d)  any limitations or restrictions to be effective while any shares of any such series are outstanding upon the payment of dividends or the making of other distributions or upon the acquisition in any manner by the corporation or any of its subsidiaries; of any of the corporation’s common, preferred or other shares;

(e)  any conditions or any restrictions upon the creation of indebtedness of the corporation or any of its subsidiaries or upon the issuance of any additional shares of any kind while the shares of the series are outstanding;

(f)  the annual rate of dividends, if any, payable on the shares of any such series and the conditions upon which such dividends shall be payable;

(g)  whether dividends, if authorized in accordance with subsection (f), shall be cumulative and, if so, the date from which such dividends shall be cumulative;

(h)  voting rights, if any, including but not limited to, any right of the holders of any series to elect, as a class or otherwise, one or more directors of the corporation;

(i)  when and at what price or prices (whether in cash or in debentures of the corporation) the shares of any such series shall be redeemable or, at the option of the corporation, exchangeable or both;

(j)  whether the shares of any such series shall be subject to the operation of any purchase, retirement or sinking fund or funds and, if so, the terms and provisions relative to the operation of any such fund or funds;

(k)  the amount payable on the shares of any such series in the event of voluntary liquidation, dissolution, or concluding of the affairs of the corporation; and

(l)  any other preferences, limitations, and rights not inconsistent with these Articles of Incorporation or contrary to law.

Section 4.  No Preemptive Rights.   Shareholders of the corporation shall not have preemptive rights to subscribe for shares of capital stock of the corporation.

ARTICLE IV

All of the corporate powers of this corporation shall be vested in, and the business affairs of this corporation managed by, a Board of Directors, the exact number of which shall be the number fixed from time to time in the bylaws.

ARTICLE V

The shareholders of the corporation hereby relinquish in favor of the corporation any and all right to, or title or interest in, and hereby transfer to the corporation, all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the corporation, and the corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the board of directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has been become vested in the corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.

ARTICLE VI

Whenever the affirmative vote of the shareholders is required to authorize or constitute corporate action, the consent in writing to such corporate action, signed by the shareholders having that proportion of the total voting power that would be required to authorize or constitute such action at a meeting of shareholders at which all shareholders were present and voting, shall be sufficient for the purpose without the necessity of a meeting of the shareholders.

ARTICLE VII

The provisions of Sections 132, 133 and 134 and Sections 135 through 140.2 of the Louisiana Business Corporation Law, La. Rev. Stat. 12:132-140.2, as amended or recodified, shall not be applicable to this corporation.

ARTICLE VIII

No director or officer of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of director’s or officer’s duty of loyalty to this corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 92(D) of the Louisiana Business Corporation Law, or (d) for any transaction from which the director or officer derived an improper personal benefit.  If the Louisiana Business Corporation law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of this corporation shall be limited or eliminated to the full extent permitted by the Louisiana Business Corporation Law as so amended from time to time.  Neither the amendment nor repeal of this Article, nor the adoption of any provision of this corporation’s Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Section 1.  Indemnification and Advancement of Expenses.

(a)  Except as provided in Subsection (d) hereof, this corporation shall indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

(1)	he conducted himself in good faith; and

(2)	he reasonably believed:

(A)	in the case of conduct in his official capacity with the corporation that his conduct was in its best interests;

(B)	in all other cases, that his conduct was at least not opposed to its best interests; and

(3)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b)  A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and the beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B) hereof.

(c)  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this Section.

(d)  This corporation may not indemnify a director under this Section:

(1)	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2)
in connection with any proceeding charging improper personal benefit to him whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e)  Indemnification permitted under this Section in connection with a proceeding by or in the right of this corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 2.  This corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 3.

(a)  This corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(1)	the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 1(a);

(2)
the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

(3)	a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

(b)  The undertaking required by Subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

Section 4.  A director of this corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that:

(a)  The director is entitled to mandatory indemnification under Section 2, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; or

(b)  The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not be met the standard of conduct set forth in Section 1 or was adjudged liable as described in Subsection 1(d), but if he was adjudged so liable, his indemnification is limited to reasonable expenses incurred.

Section 5.

(a)  This corporation may not indemnify a director under Section 1 hereof unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he met the standard of conduct as set forth in Section 1.

(b)  The determination shall be made:

(1)	By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)
If a quorum cannot be obtained under subsection (1) above, by majority vote of a committee duly designated by the Board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(3)
By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in subsections (1) or (2) above, or, if a quorum of the Board cannot be obtained under subsection (1) and a committee cannot be designated under subsection (2), selected by majority vote of the Board, in which selection directors who are parties may participate; or

(4)	By the stockholders, but shares held by directors who are at the time parties to the proceeding may not be voted on the determination.

(c)  Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) above, to select counsel.

Section 6.

(a)  This corporation shall indemnify and advance expenses under this Article IX to an executive  officer of the corporation to the same extent as to a director; and

(b)  This corporation may also indemnify and advance expenses to any other officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by this corporation’s bylaws, general or specific action of the Board of Directors, or by contract.

Section 7.  This corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 1 or 2.

Section 8.  This Article IX does not limit this corporation’s power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

Section 9.  Neither the amendment nor repeal of this Article IX either in whole or in part, nor the adoption of any provision of the corporation’s bylaws inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal or the adoption of an inconsistent provision.

Section 10.  The Board of Directors, in its sole discretion, is hereby authorized to adopt bylaws or resolutions, or cause this corporation to enter into contracts, providing for indemnification of directors, officers, employees or agents of this corporation, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts, or beneficiaries of such bylaws or resolutions.

Section 11.  The provisions of this Article IX shall be valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies.  The invalidity of any provision of this Article IX will not affect the validity of the remaining provisions of Article IX.

IN WITNESS WHEREOF, the undersigned President has executed this Restatement in the presence of the undersigned witnesses on July 27, 2007 at Hammond, Louisiana.

FIRST GUARANTY BANCSHARES, INC.

By:          /s/ Michael R. Sharp
Michael R. Sharp, President

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for said Parish and State, personally came and appeared:

MICHAEL R. SHARP

to me known, who declared and acknowledged to me, Notary, and the undersigned competent witnesses that he is the President of First Guaranty Bancshares, Inc, that as such duly authorized officer, by and with the authority of the shareholders and Board of Directors of said corporation, he signed and executed the foregoing instrument, as the free and voluntary act and deed of said corporation, for and on behalf of said corporation and for the objects and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal and the said appearer and the said witnesses have hereunto affixed their signatures this 27 day of July, 2007.

WITNESSES:

/s/ Michele E. LoBianco                                                     s/ Michael R. Sharp
Michael R. Sharp

/s/ Regina Notariano

              /s/ Vanessa R. Drew     [SEAL]
NOTARY PUBLIC